Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Jill Schmidt
(952) 594-3385

INTERNATIONAL  MULTIFOODS  REPORTS
FISCAL  2004  THIRD-QUARTER  EARNINGS

Company reaffirms full-year EPS outlook

MINNEAPOLIS, Jan. 6, 2004 — International Multifoods Corp. (NYSE: IMC) today reported third-quarter fiscal 2004 net earnings of $14.2 million, or 73 cents per diluted share, compared with $10.6 million, or 55 cents per diluted share, a year ago.  Results in both periods include unusual and one-time items, which are described below.  Last year’s third-quarter results also included a loss from discontinued operations of  $2.2 million, or 11 cents per diluted share.

Excluding unusual and one-time items, earnings from continuing operations for the three months ended Nov. 29, 2003, were $14.8 million, or 76 cents per diluted share, compared with $15.8 million, or 81 cents per share, in the same period a year earlier.  The year-over-year decline in earnings was primarily attributable to lower sales volumes and lower pension income.

Net sales in the current quarter were $273.7 million, down from $301.2 million in the prior year.

“Our results in the quarter were in line with the expectations we outlined in November and keep us on track to meet our revised earnings and free cash flow estimates for the full year,” said Gary E. Costley, Multifoods chairman and chief executive officer.

“During the quarter, we began an across-the-board assessment of our cost structure to identify ways to streamline the organization and increase the efficiency of our operations,” Costley said.  “With the cost-savings we generate, we intend to increase investments in new initiatives that enhance the short- and long-term value of our brands.”

Capital expenditures for the quarter were $12.8 million and included the final payment to General Mills for the purchase of a manufacturing plant in Toledo, Ohio.  Depreciation and amortization totaled $5.7 million.

Debt at the end of the third quarter was $376.5 million, up approximately $31 million from $345.2 million last year.  The year-over-year change was driven by an increase in working capital levels and higher capital investment spending resulting primarily from the company’s November 2001 acquisition of the Pillsbury desserts and specialty products business.  Earlier this year, the company purchased about $20 million in working capital from General Mills that had been carried on their balance sheet under terms of a transition services agreement entered into at the time of the acquisition.  Sequentially, the company reduced its debt from the end of the second quarter by $10 million as a result of positive operating cash flows.

MULTIFOODS REPORTS THIRD-QUARTER FISCAL 2004 RESULTS

Given the investments this year related to the brand acquisition and the seasonality of the company’s business, free cash flow for the nine months ended Nov. 29, 2003, was a negative $27.3 million (cash flows of $800,000 from continuing operations less capital expenditures of $28.1 million).  The company continues to expect strong operating cash flows in the fourth quarter and remains comfortable with its full-year free cash flow estimate of $5 million to $10 million.

Net interest expense for the quarter was $5.3 million, down from $6 million a year ago.  The effective tax rate for continuing operations before unusual and one-time items was 33 percent through the first nine months of fiscal 2004.  Including unusual and one-time items, the company’s tax rate year-to-date was 30.2 percent.  The company’s cash taxes paid are substantially less than book expense because of the recognition of net operating loss carryforwards related to discontinued operations.

Discussion of Third-Quarter Operating Results

Following is a review of the company’s third-quarter operating results by segment:

U.S. Consumer Products.  Net sales for the third quarter were $133.2 million, down about 12 percent from $151.8 million last year, due to a 15-percent decline in total shipments.  Operating earnings were $23.9 million, essentially even with a year ago.  The benefits of higher average selling prices and lower selling and promotional expenses helped to offset the lower shipment volumes in the quarter.

For the 13 weeks ending Nov. 29, 2003, consumer take-away as measured by dollar volume was down about 10 percent.  This decline was driven by aggressive competitive promotional activity and soft category trends.  Overall, retail distribution levels for the company’s consumer brands were essentially even with the third quarter a year ago.

“As we indicated in November, an intensified competitive environment and category softness hampered the performance of our U.S. Consumer Products business in the quarter,” Costley said.  “We are now starting to see slight moderation in competitive promotional activity in the marketplace.  In addition, we are taking steps to enhance our operational and marketing approaches in response to the competitive environment and marketplace trends.  While we are not satisfied with our current performance, we firmly believe in the long-term value and potential of our brands, and will continue to focus on bringing innovation to the categories to drive profitable growth.”

During the quarter, the company launched the “Pillsbury Kids Bake It Fun” promotion, reinforcing the Pillsbury brand’s strong commitment to and appeal among households with young children.  The promotion gives kids the chance to win a $25,000 grand prize for an innovative creation using Pillsbury baking mix or frosting products.

Foodservice Products.  Third-quarter net sales in Foodservice Products were $53.4 million, down about 10 percent from $59.4 million in the prior year, as the planned rationalization of low-margin accounts and product lines, and lower baking mix volumes in the foodservice distributor channel more than offset growth in the company’s thaw-and-serve products.  Excluding unusual items, operating earnings were $600,000, down from $1.6 million a year ago, due primarily to higher ingredient costs, principally for eggs, and overall lower volumes.  Including unusual items, operating earnings in Foodservice Products were $300,000.

“We are beginning to see positive trends in some segments of the foodservice industry,” Costley said.  “However, our Foodservice Products business will continue to be affected near-term by higher ingredient costs.”

Canadian Foods.  Net sales for the third quarter of fiscal 2004 were $87.1 million, down slightly from $90 million last year.  After adjusting for currency effects, sales were down approximately 15 percent, as a result of lower volumes, primarily in foodservice and consumer baking mixes, and export products.

Operating earnings were $6.4 million, down from $8.9 million in the year-earlier period.  This decline was largely attributable to the lower sales volumes and lower returns on U.S. dollar-denominated sales as a result of a stronger Canadian dollar.

For the 12 weeks ending Nov. 29, 2003, consumer take-away in flour was up about 2 percent.  In condiments, consumer take-away declined about 1 percent primarily due to difficult comparisons with a year ago when the company introduced its Bick’s snack-sized pickles.

“In Canada, we are investing to sustain and build upon the equity in our Robin Hood, Bick’s and Golden Temple brands franchises,” Costley said.  “We expect our performance to improve next year and beyond as we begin to realize the benefits of our investments in consumer-driven new products and packaging innovations.”

During the quarter, the company completed an upgrade and expansion at its Montreal mill, which gives the company greater supply-chain flexibility and improves productivity.  The company also continues to take steps to minimize the complexity of its Canadian foodservice products business by reducing the number of products it sells and eliminating duplicative items.

Summary of Third-Quarter Unusual and One-Time Items

The company’s third-quarter fiscal 2004 results include unusual items totaling $1.1 million pre-tax, $600,000 after tax or 3 cents per share, for severance costs related to the departure of two executives.  In last year’s third quarter, the company recorded a non-cash, pre-tax charge of $4.7 million, or 15 cents per share, to write off pre-paid bank fees associated with the early retirement of $194 million of debt.

Nine-Month Summary

Net earnings for the nine months ended Nov. 29, 2003, were $14.8 million, or 76 cents per diluted share, compared with a net loss of $53.9 million, or $2.78 per share, for the same period a year ago.  Excluding unusual and one-time items, earnings from continuing operations were $20.8 million, or $1.07 per diluted share, compared with $23.4 million, or $1.20 per share, for the first nine months of the prior year.

Net sales through the first nine months of fiscal 2004 were $696 million, down 3.6 percent from $721.7 million in fiscal 2003.

Outlook

For its fiscal year ending Feb. 28, 2004, Multifoods expects earnings before unusual and one-time items of $1.30 to $1.40 per share.  Including unusual and one-time items, reported earnings per share are expected to be in the range of 92 cents to $1.02.  The company may recognize additional charges in the fourth quarter for restructuring actions related to the organizational assessment that is under way.

For the full year, the company expects free cash flow of $5 million to $10 million ($43 million to $48 million of cash flows from operating activities less $38 million of capital expenditures).

Multifoods’ annualized financial targets for the three-year period beginning next fiscal year are net sales growth of 2 percent to 3 percent; operating earnings growth of 4 percent to 6 percent; and earnings per share growth of 7 percent to 9 percent.  The company also expects to generate free cash flow of $100 million to $120 million (cash flows from operations of $180 million to $210 million less capital expenditures of $80 million to $90 million) over the same three-year period.

Conference Call Information

Multifoods will review its fiscal 2004 third-quarter results on a conference call today, beginning at 11 a.m. (EST).  Investors and the public are invited to listen to the live Webcast of the conference call through the company’s Web site, www.multifoods.com.  A replay of the Webcast will be available at the same location shortly after the call and will remain available through the end of February.

About Multifoods

Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  Multifoods’ brands include Pillsbury® baking mixes for items such as cakes, muffins, brownies and quick breads; Pillsbury® ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potato side dishes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk® premium cake flour; Red River® hot flax cereal; and Golden Temple® Indian foods.  Further information about Multifoods is available on the Internet at www.multifoods.com.

Forward-Looking Language

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain, other raw materials, utilities and fuel; the impact of labor matters; changes in laws and regulations; fluctuations in foreign exchange and interest rates; the potential inability to collect on a $6 million insurance claim receivable related to the loss of product in St. Petersburg, Russia; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 1, 2003, and other reports filed with the Securities and Exchange Commission.

# # #

International Multifoods Corporation

Consolidated Statements of Operations

(unaudited)

	Third Quarter Ended
(in millions, except per share data)	Nov. 29, 2003	Nov. 30, 2002
Net sales	$273.7	$301.2
Cost of goods sold	(215.9)	(236.0)
Gross profit	57.8	65.2
Selling, general and administrative	(30.5)	(33.8)
Unusual items	(1.1)	—
Operating earnings	26.2	31.4
Interest, net	(5.3)	(6.0)
Other income (expense), net	—	(4.7)
Earnings from continuing operations before income taxes	20.9	20.7
Income taxes	(6.7)	(7.9)
Earnings from continuing operations	14.2	12.8
Loss from discontinued operations	—	(2.2)
Net earnings	$14.2	$10.6

Basic earnings (loss) per share:
Continuing operations	$0.74	$0.67
Discontinued operations	—	(0.12)
Total	$0.74	$0.55

Diluted earnings (loss) per share:
Continuing operations	$0.73	$0.66
Discontinued operations	—	(0.11)
Total	$0.73	$0.55

Average shares outstanding:
Basic	19.3	19.1
Diluted	19.6	19.3

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2004 - Third Quarter Ended November 29

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$133.2	$(109.3)	$23.9	$—	$23.9
Foodservice Products	53.4	(52.8)	0.6	(0.3)	0.3
Canadian Foods	87.1	(80.7)	6.4	—	6.4
Corporate	—	(3.6)	(3.6)	(0.8)	(4.4)
Total	$273.7	$(246.4)	$27.3	$(1.1)	$26.2

Reconciliation of operating earnings to net earnings:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$27.3	$(1.1)	$26.2
Interest, net	(5.3)	—	(5.3)
Other income (expense), net	—	—	—
Earnings from continuing operations before income taxes	22.0	(1.1)	20.9
Income taxes	(7.2)	0.5	(6.7)
Earnings from continuing operations	14.8	(0.6)	14.2
Earnings from discontinued operations	—	—	—
Net earnings	$14.8	$(0.6)	$14.2

Basic earnings per share:
Continuing operations	$0.77	$(0.03)	$0.74
Discontinued operations	—	—	—
Total	$0.77	$(0.03)	$0.74

Diluted earnings per share:
Continuing operations	$0.76	$(0.03)	$0.73
Discontinued operations	—	—	—
Total	$0.76	$(0.03)	$0.73

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2003 - Third Quarter Ended November 30

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$151.8	$(128.5)	$23.3	$—	$23.3
Foodservice Products	59.4	(57.8)	1.6	—	1.6
Canadian Foods	90.0	(81.1)	8.9	—	8.9
Corporate	—	(2.4)	(2.4)	—	(2.4)
Total	$301.2	$(269.8)	$31.4	$—	$31.4

Reconciliation of operating earnings to net earnings:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$31.4	$—	$31.4
Interest, net	(6.0)	—	(6.0)
Other income (expense), net	—	(4.7)	(4.7)
Earnings from continuing operations before income taxes	25.4	(4.7)	20.7
Income taxes	(9.6)	1.7	(7.9)
Earnings from continuing operations	15.8	(3.0)	12.8
Loss from discontinued operations	(2.2)	—	(2.2)
Net earnings	$13.6	$(3.0)	$10.6

Basic earnings (loss) per share:
Continuing operations	$0.82	$(0.15)	$0.67
Discontinued operations	(0.12)	—	(0.12)
Total	$0.70	$(0.15)	$0.55

Diluted earnings (loss) per share:
Continuing operations	$0.81	$(0.15)	$0.66
Discontinued operations	(0.11)	—	(0.11)
Total	$0.70	$(0.15)	$0.55

International Multifoods Corporation

Consolidated Statements of Operations

(unaudited)

	Nine Months Ended
(in millions, except per share data)	Nov. 29, 2003	Nov. 30, 2002
Net sales	$696.0	$721.7
Cost of goods sold	(564.4)	(573.0)
Gross profit	131.6	148.7
Selling, general and administrative	(84.2)	(92.2)
Unusual items	(5.5)	—
Operating earnings	41.9	56.5
Interest, net	(17.7)	(18.8)
Other income (expense), net	(3.0)	(4.7)
Earnings from continuing operations before income taxes	21.2	33.0
Income taxes	(6.4)	(12.6)
Earnings from continuing operations	14.8	20.4
Loss from discontinued operations	—	(74.3)
Net earnings (loss)	$14.8	$(53.9)

Basic earnings (loss) per share:
Continuing operations	$0.77	$1.07
Discontinued operations	—	(3.89)
Total	$0.77	$(2.82)

Diluted earnings (loss) per share:
Continuing operations	$0.76	$1.05
Discontinued operations	—	(3.83)
Total	$0.76	$(2.78)

Average shares outstanding:
Basic	19.3	19.1
Diluted	19.5	19.4

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2004 - Nine Months Ended November 29

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$296.5	$(254.7)	$41.8	$—	$41.8
Foodservice Products	158.8	(156.7)	2.1	(2.2)	(0.1)
Canadian Foods	240.7	(227.0)	13.7	(2.5)	11.2
Corporate	—	(10.2)	(10.2)	(0.8)	(11.0)
Total	$696.0	$(648.6)	$47.4	$(5.5)	$41.9

Reconciliation of operating earnings to net earnings:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$47.4	$(5.5)	$41.9
Interest, net	(17.7)	—	(17.7)
Other income (expense), net	1.4	(4.4)	(3.0)
Earnings from continuing operations before income taxes	31.1	(9.9)	21.2
Income taxes	(10.3)	3.9	(6.4)
Earnings from continuing operations	20.8	(6.0)	14.8
Earnings from discontinued operations	—	—	—
Net earnings	$20.8	$(6.0)	$14.8

Basic earnings per share:
Continuing operations	$1.08	$(0.31)	$0.77
Discontinued operations	—	—	—
Total	$1.08	$(0.31)	$0.77

Diluted earnings per share:
Continuing operations	$1.07	$(0.31)	$0.76
Discontinued operations	—	—	—
Total	$1.07	$(0.31)	$0.76

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2003 - Nine Months Ended November 30

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$317.7	$(273.6)	$44.1	$—	$44.1
Foodservice Products	176.0	(171.4)	4.6	—	4.6
Canadian Foods	228.0	(210.0)	18.0	—	18.0
Corporate	—	(10.2)	(10.2)	—	(10.2)
Total	$721.7	$(665.2)	$56.5	$—	$56.5

Reconciliation of operating earnings to net loss:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$56.5	$—	$56.5
Interest, net	(18.8)	—	(18.8)
Other income (expense), net	—	(4.7)	(4.7)
Earnings from continuing operations before income taxes	37.7	(4.7)	33.0
Income taxes	(14.3)	1.7	(12.6)
Earnings from continuing operations	23.4	(3.0)	20.4
Loss from discontinued operations	(74.3)	—	(74.3)
Net loss	$(50.9)	$(3.0)	$(53.9)

Basic earnings (loss) per share:
Continuing operations	$1.22	$(0.15)	$1.07
Discontinued operations	(3.89)	—	(3.89)
Total	$(2.67)	$(0.15)	$(2.82)

Diluted earnings (loss) per share:
Continuing operations	$1.20	$(0.15)	$1.05
Discontinued operations	(3.83)	—	(3.83)
Total	$(2.63)	$(0.15)	$(2.78)

International Multifoods Corporation

Consolidated Condensed Balance Sheets

(unaudited)

(in millions)	Nov. 29, 2003	March 1, 2003	Nov. 30, 2002
Assets
Current assets:
Cash and cash equivalents	$2.1	$1.2	$1.8
Trade accounts receivable, net	87.1	43.9	53.4
Inventories	140.0	124.7	123.1
Other current assets	31.9	46.2	49.6
Total current assets	261.1	216.0	227.9
Property, plant and equipment, net	248.0	235.1	166.2
Goodwill and other acquisition related intangibles, net	199.6	199.3	181.5
Other assets	113.7	115.9	174.5
Total assets	$822.4	$766.3	$750.1

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$98.6	$15.1	$15.2
Current portion of long-term debt	10.4	1.3	1.5
Accounts payable	76.4	70.1	63.0
Other current liabilities	38.3	60.5	69.0
Total current liabilities	223.7	147.0	148.7
Long-term debt	267.5	328.0	328.5
Employee benefits and other liabilities	60.4	55.3	50.6
Total liabilities	551.6	530.3	527.8

Shareholders’ equity	270.8	236.0	222.3
Total liabilities and shareholders’ equity	$822.4	$766.3	$750.1

International Multifoods Corporation

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Nine Months Ended
(in millions)	Nov. 29, 2003	Nov. 30, 2002
Cash flows from operations:
Earnings from continuing operations	$14.8	$20.4
Depreciation and amortization	16.3	10.6
Other, net	(30.3)	(11.6)
Cash provided by continuing operations	0.8	19.4
Cash provided by discontinued operations	—	4.6
Cash provided by operations	0.8	24.0

Cash flows from investing activities:
Capital expenditures	(28.1)	(19.3)
Proceeds from sale of distribution business	—	165.8
Other, net	2.5	(1.5)
Cash provided by (used for) investing activities	(25.6)	145.0

Cash flows from financing activities:
Net change in debt	26.1	(194.7)
Other, net	(0.5)	0.8
Cash provided by (used for) financing activities	25.6	(193.9)

Effect of exchange rate changes on cash and equivalents	0.1	0.2
Net increase (decrease) in cash and equivalents	0.9	(24.7)
Cash and equivalents at beginning of period	1.2	26.5
Cash and equivalents at end of period	$2.1	$1.8